Exhibit 99.1

TTM Technologies, Inc. Announces Consolidation of its Manufacturing Operations

as a Part of its Global Integration Plan

Company Reiterates Third Quarter 2015 Guidance

COSTA MESA, CA – September 29, 2015 – TTM Technologies, Inc. (Nasdaq:TTMI), a major global printed circuit board (“PCB”) manufacturer, today announced that it plans to close three facilities in order to improve total plant utilization, operational performance and customer focus. Manufacturing operations in Cleveland, Ohio and Milpitas, California will be combined with nearby TTM locations in North Jackson, Ohio and Silicon Valley, California, respectively. TTM’s electronic manufacturing solutions (E-MS) facility in Juarez, Mexico will be closed. The plant closures are part of a comprehensive integration plan that the company commenced following the acquisition of Viasystems on May 31st, 2015.

TTM will offer customers of the affected plants uninterrupted support at its remaining 25 manufacturing sites worldwide.

“Following our acquisition of Viasystems, we initiated a thorough evaluation of utilization rates, technology mix and customer requirements at all our facilities,” said Tom Edman, President and CEO of TTM Technologies. “We expect the actions we are announcing today will improve total plant utilization and reduce the geographic and manufacturing capabilities overlap of our PCB facilities in North America and will allow us to increase the focus of our E-MS business through coordinated consolidation. We will be working with our customers to transfer as much business as possible to other facilities in our footprint.”

“These are extremely difficult decisions, and we realize these actions will have a significant impact on the lives of our dedicated employees at the Cleveland, Milpitas and Juarez facilities. We will work with our employees to assist them through the transition.”

Over the next three to six months, TTM will close the three affected sites and, where appropriate, transfer employees to other facilities nearby. Separation and other benefits will be extended to those employees who are not transferred to another TTM facility. The company expects a total headcount reduction of approximately 550 employees in conjunction with the plant closures and consolidation.

The company expects to record between $15 and $20 million in separation, asset impairment and disposal costs related to this restructuring primarily between now and June 30, 2016. Approximately 50% of these costs will be in the form of cash expenditures and the rest in the form of non-cash charges. These actions will have no impact on TTM’s non-GAAP third quarter 2015 results and the company remains on track to achieve its previously reported third quarter, 2015 guidance of revenue in the range of $640 million to $680 million and non-GAAP earnings in the range of $0.14 to $0.20 per diluted share. Today’s actions are expected to yield annual cost savings of approximately $16.5 million and the company believes it remains on track to achieve its annualized synergy goal of at least $55 million associated with the integration of Viasystems.

Investor Conference Call and Webcast

TTM will host a conference call and webcast on Tuesday, September 29, 2015 at 8:30 AM Eastern Time to discuss the plant combinations and closure. The conference call may include forward-looking statements.

Telephone access is available by dialing domestic 1-888-428-9480 or international 1-719-325-2429 (ID 623020). The conference call also will be webcast on TTM’s website at www.ttm.com.

To Access a Replay of the Webcast

The replay of the webcast will remain accessible for one week following the live event on TTM’s website at www.ttm.com.

About TTM

TTM Technologies, Inc. is a major global printed circuit board manufacturer, focusing on quick-turn and technologically advanced PCBs, backplane assemblies and electro-mechanical solutions. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop manufacturing services enable customers to shorten the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Forward-Looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, the successful integration of Viasystems, including, the plant combinations and closure disclosed herein, general market and economic conditions, including interest rates, currency exchange rates and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers and other “Risk Factors” and “Management’s discussion and analysis of financial condition and Results of Operations” sections of the Company’s public reports filed with the SEC.

About Our Non-GAAP Financial Measure

In addition, this release contains information about the company’s guidance for non-GAAP earnings per share, which is a non-GAAP financial measure. A material limitation associated with the use of the above non-GAAP financial measure is that it has no standardized measurement prescribed by GAAP and may not be comparable to similar non-GAAP financial measures used by other companies. The company compensates for these limitations by providing full disclosure of each non-GAAP financial measurement and reconciliation to the most directly comparable GAAP financial measurement when it presents is actual results each fiscal quarter. However, this non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.